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                                                                    Exhibit 99.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS,
                        ON FINANCIAL STATEMENT SCHEDULE

  We have audited the consolidated balance sheets of ONYX Software Corporation as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and the nine months ended September 30, 1998, and have issued our report thereon dated November 16, 1998 (except Note 12 as to which the date is December 29, 1998) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  ERNST & YOUNG LLP

Seattle, Washington
November 16, 1998